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                                  SCHEDULE 13G

                                  Exhibit 99.3

     Pursuant to Rule 13d-1(k)(1) each of the persons named below agrees to this joint filing of Schedule 13G individually and as a trustee of the W.K. Kellogg Foundation Trust and submits this exhibit as proof of its agreement with the other persons named below:

                               The Bank of New York

                               Carlos M. Gutierrez

                               William C. Richardson

                               Jonathan T. Walton